Exhibit 99.2

Operator: Good day, and welcome, everyone, to the Multimedia Games Third Quarter Results Conference Call and Webcast. This call is being recorded. Once today's presentations are complete, we will conduct a 30-minute question-and-answer session. At this time, for opening remarks and introductions, I would like to turn the call over to Mr. Clifton Lind. Please go ahead, sir.

Clifton E. Lind, Multimedia Games, Inc. - President and Chief Executive Officer

Thank you, Operator. I want to thank everyone for joining us on the call. With me today are Randy Cieslewicz and Shannon Brooks. Fiscal 2006 Third Quarter Operating Results are reviewed in today's announcement, and we will provide some additional financial details for you on today's call. Revenues for the quarter were $32.2 million. EBITDA was $15.1 million, and we reported a loss of 2 cents per share for the quarter, inclusive of 2 cents per share for share-based payment expense. Q3 FY '06 results were below our guidance, primarily because the hold per day of our Oklahoma installed base declined from Q2 FY '06 levels by a higher percentage than we had anticipated.

Revenue and EPS were also impacted by Class II removals, for we had anticipated a relatively stable installed base, and by new gaming options that compete directly with facilities in Oklahoma and other markets in which we have a high percentage of the floor space. Before we continue, I will ask Julia Spencer to review the Safe Harbor language for us. Julia?

Julia E.S. Spencer, Multimedia Games, Inc. - Director of Corporate Publications

Thank you, Clifton. I need to remind everyone that today's call and simultaneous webcast may include forward-looking statements within the meaning of applicable securities law. These statements represent our judgment concerning the future, and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially from those expected. Please refer to the "Risk Factors" section of our recent SEC filings. Today's call and webcast may include non-GAAP financial measures within the meaning of SEC regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found on our website, multimediagames.com, in the Investor Relations section. I will now turn the call back over to Clifton.

Clifton E. Lind, Multimedia Games - President & CEO

Thank you, Julia. I would like to spend a few minutes discussing the recent trends in hold per day, in both the June quarter and the current quarter. As I noted earlier, Q3 FY '06 Oklahoma hold per day declined from second-quarter levels at a greater rate than we had anticipated, almost entirely because of the steep declines during the month of June. In addition, we had net Class II removals in Oklahoma during the quarter, also predominantly in June. While we had anticipated a relatively stable installed base, it was not possible to immediately put in place additional overhead reductions to respond to these trends. The hold per day and removal issues appear to be related to the rapid increase in the large number of stand-alone gaming units, and other non-standard-sequence bingo offerings in the Oklahoma market.

The installation of these intensified in June. For an increasing number of players, these games are preferred to our linked standard-sequence bingo offerings. We also believe that consumer cautiousness and other regional competitive issues influenced the Q3 performance.

A major priority for everyone at Multimedia Games is to reinvigorate player interest in our product offerings, and thereby become more competitive in Oklahoma, as well as in several other markets. Our engineering team and game development teams have been tasked with developing new innovative products that help us to achieve this goal, and I'm proud of the initial progress that we're making. We took swift action to address the stand-alone issue, and by the end of June,(1) we had installed two new stand-alone platforms in that market. And we also began to replace our older Class II game themes and platforms with new Reel Time Bingo(R) offerings, and these offerings are generating higher holds per day than their predecessors.

At these early stages, both consumer and player response is very favorable toward these new games. We continue to convert our Class II installed base to this offering in Oklahoma and other markets, even though this process can only be undertaken at a measured pace, as the platform is ideally modified on our factory floor. So we are currently projecting that we will modify and convert approximately 600 to 700 units each quarter. Even at this pace, based upon the results we are seeing today, this conversion process will benefit Multimedia in the immediate and intermediate future, in terms of improved hold per day.

-------------------------------
(1) Mr. Lind misspoke during this sentence of the teleconference. He intended to refer to the month of July rather than June.

In summary, we've expanded our gaming product offerings in Oklahoma, and we now offer more choices than ever before. These include our Class II Legacy games, our Class III high-speed Reel Time Bingo games, Class III skill games, Class III video lottery and mechanical reels, and Class III non-linked instant bingo game. Other efforts such as developing interfaces to other vendors' casino management systems are facilitating our deployment of new game themes and new gaming units, and in some instances, the reinstallation of our player stations in facilities where we are not currently present. This should help to further improve our competitive footing in Oklahoma, as well as in other markets.

In mid-July, as many of you are aware, a new gaming facility opened near Oklahoma City, with approximately 2,100 gaming units, 880 of which are our own units. This facility is one of the state's premiere gaming facilities, and we are very encouraged by the level of customer interest and patronage there to date, most importantly with the performance of our product offerings so far. Reflecting efforts of our organization, I believe our competitive position and prospects in Oklahoma are improved today compared to what they were just 39 days ago at the end of June. In addition to the new platforms and new game themes and new unit placements, we continue to focus on reducing costs related to our ongoing operations.

At this time, I'm going to ask Randy to provide some additional insights into the Q3 FY '06 operating results, after which I will provide a more detailed review of our near- and long-term opportunities, including discussions of the other markets in which we are currently operating, and those we are very aggressively pursuing. Randy?

Randy S. Cieslewicz, Multimedia Games, Inc. - Interim CFO, Vice President of Tax, Budget, and Corporate Compliance

Thanks, Clifton. As noted in our press release this morning, total revenue for Q3 declined year over year and on a quarterly sequential basis to $32.2 million. The year-over-year decline primarily reflects lower Class II revenue, as a result of a lower hold per day and declines in installed base. This decline was partially offset by contributions from Oklahoma compact game placements, and revenue from our sweepstakes system that we did not have last year.

On a quarterly sequential basis, gaming equipment, system sale, and lease revenue declined from $11.1 million in the March 2006 quarter to $1.8 million in the June 2006 quarter. This decline was attributable to the recognition of the Israel lottery system, and the sale of 338 player terminals in the Class III market in the March quarter, compared to the sale of 78 player terminals in the June quarter. Our installed base declined by a net 66 units from the March 2006 quarter. The net decline in player terminals included a net decline of 296 units in Oklahoma and 383 units in Iowa. In addition, we had net removals of 104 units in other markets. These declines were offset by an increase of 117 units in Alabama and 600 units in Mexico.

On a quarterly sequential basis, SG&A expenses for the June 2006 quarter were relatively flat compared to the March 2006 quarter. Compared to the March 2005 quarter, SG&A expenses have increased approximately $3.3 million, primarily due to the higher levels of legal expense, higher stock compensation from the adoption of 123(R) and higher salaries and wages. Salaries and wages have increased as we have increased head count from 451 full time employees at June 30, 2005, to 489 full-time employees at June 30, 2006. The year-over-year increase is primarily related to additional staff needed to address the Mexico market and additional staff for our development gain in systems.

The June 2006 quarter included a write-off of capitalized software of Fapproximately $342,000, compared to no write-offs in the June 2005 quarter. Lastly, we increased our reserve for bad debts in the current quarter by $276,000, compared to a recovery of bad debt of $358,000 in the prior-year quarter. On a go-forward basis we expect that our SG&A expenses will be in line with the Q3 FY '06 level.

Depreciation and amortization expense increased approximately $254,000 on a quarterly sequential basis. This increase was due to a full quarter of sweepstakes operation and upgrades to our existing rental pool. We expect a modest increase in depreciation and amortization in the fourth quarter, based on our projected capital expenditures of $11 million to $13 million for the current quarter.

Our expected capital requirements consist of maintenance cap[ital] ex[penditures], our contractual purchase of player terminals, and some advances under development agreements. We expect that our maintenance cap ex will be approximately $4 million to $7 million this quarter. In addition, we will spend approximately $1.7 million for player terminal purchases under a contractual commitment this quarter, and we expect to purchase up to an additional $5 million of stand-alone games.

Cash and cash equivalents at June 30, 2006 were $6.8 million, compared to $2.0 million March 31. Cash flow from operations in the June 2006 quarter was $18.7 million. During the fiscal 2006 third quarter, we advanced $13.2 million for development agreements, which is partially offset by $2.3 million of repayment of notes receivable for development agreements.

In addition, during the quarter, we had net borrowings under our revolving lines of credit and capital lease obligations of approximately $4.3 million, primarily reflecting borrowings to fund the completion of a development agreement facility in early July. We did not repurchase any shares of our common stock during the quarter.

Accounts receivable declined by $3.2 million, to $13.6 million as of June 30, 2006, from $16.8 million as of March 31, 2006, due in part to a collection of $2.5 million of receivables from our development agreement. The noncurrent portion of our notes receivable increased from $30.3 million at March 31, 2006, to $56.5 million at June 30, 2006. This increase primarily reflects an $11.9 million reclass between intangible assets and notes receivable, due to the reclassification of the Oklahoma City project, with the remaining $14.3 million increase generated from development funding during the June 2006 quarter.

During July 2006, we installed 880 player terminals into a new facility which opened near Oklahoma City. For this facility, we advanced one half of the funds to construct a facility for 40% of the floor space. During June 30, 2006, we have advanced approximately $33 million under this development agreement, and expect to advance an additional $3 million during the fourth quarter.

For this facility, the customer will be reimbursing 100% of the advances and we will be receiving 20% hold per day for the units that we have deployed. During our fiscal fourth quarter, we expect to advance approximately $5.4 million towards development projects, of which $3.8 million will be recorded as a receivable and $1.6 million as an intangible asset. As a reminder, for those development agreements for which we do not receive full reimbursement, we capitalize and amortize the intangible asset related to the development agreement over the life of the contract, which is typically six and three-quarter years.

The amortization or accretion of contract rights is offset against revenue, and can be found as a reconciled item on our cash flow statement. On June 27, 2006, we amended our credit facility, increasing the revolving line of credit from $15 million to $25 million, and added an additional reducing revolving line of credit from $9 million to $5 million, bringing the amount we can borrow up to $65.4 million. As of June 30th, 2006, $51.3 million was outstanding, leaving availability of $14.1 million, which was further reduced by letters of credit totaling $1.1 million.

Finally, as a part of our ongoing effort to provide better disclosure, we will be evaluating our income statement presentation during this quarter. If we conclude and our audit committee approves that changes to the income statement presentation are necessary, the changes will take effect in the upcoming 10-K. I will now turn the call back to Clifton. Clifton?

Clifton E. Lind, Multimedia Games - President & CEO

Thanks, Randy. Earlier on this call, I spent some time reviewing the challenges we face in Oklahoma and the initiative we have already put in place to rebuild our competitive position in this market, so I will now review our operations in other markets. Most of you are very aware of the market opportunity that exists for Multimedia in Mexico. There is a number of you have even made trips there recently or have spoken directly to us or our customer, therefore, I think the significance to Multimedia of this opportunity is becoming more evident to the investment community every day.

We currently have approximately 600 units installed in four facilities, including three in Mexico City. As we indicated at the time we reported our Q2 FY '06 results, the initial costs for setting up our operations in Mexico outweighed the revenue contribution for Q3 FY '06. However, our customer has spoken publicly about how pleased they are with the initial response to their new facilities, although our initial projections included a higher hold per day for the first quarter of operations. We have every confidence that as players in the market become more accustomed to what is a new entertainment experience for them, that we will see both increasing levels of play and revenue. Our customer has also communicated its plans to add six additional facilities and to expand three of the existing facilities by May 2007, and we are prepared to support them in meeting their schedule.

Based on our lower cost to support this market in Q4 FY '06 compared to Q3 FY '06, the benefit of a full quarter's contribution from the current installed base and the expectation that hold per day will continue to improve at a measured pace as players become more familiar with this form of entertainment, we hope to see break-even results from this market in Q4 FY '06. Then with the additional facilities coming online in FY '07, we expect that our operation in Mexico will be earnings positive. Our opportunity to place a significant number of units in Mexico over the long term is a meaningful growth opportunity for Multimedia, and we continue to believe that this opportunity will be transformational for the company.

Moving on to our charity operations, which are predominantly in Alabama, the installed base increased in Q3 FY '06. However, the benefit from this higher installed base was offset by a quarterly sequential decline in hold per day from these units, which we believe was the result of a more general decline for all competitive electronic charity bingo locations throughout the state. As in other markets, we recently introduced updated game titles and platforms in Alabama, and these have been met with favorable initial player response. With a higher installed base and improving hold per day, we believe charity revenue will grow in Q4 FY '06 compared to Q3 FY '06 levels.

This quarter, our revenue will also include a contribution from the launch of the Minnesota MegaBingo(R) system, which went live at 16 locations last week, and which received favorable customer and player response. We look to expand the number of facilities where we offer this game over the next several quarters, and we will be increasing the number of games offered each week. In addition, we believe this product and our other electronic bingo products have applications in many other charity jurisdictions where we are aggressively marketing these solutions.

The outlook for contributions from the central system which we operate for New York Lottery, which drives the video lottery devices at the racetracks throughout the states, continued to improve. There are now approximately 6,200 units throughout the state, and the win per day, and therefore our revenue from this market, continues to improve. We expect an additional 3,000 units to be added to the system by the end of calendar 2006. Yonkers is now expected to open with 1,900 units, and to expand by approximately 3,600 units in 2007. Aqueduct is now expected to open by the end of calendar 2007, with up to 5,000 units. The expanding unit base is leading to improvements in results from the New York Lottery market, and we now expect the impact to our EPS from this market to continue to decline in the current quarter, and then to be break even in Q1 FY '07, with contributions to EPS in Q2 FY '07.

In terms of new market opportunities, we were recently notified by a state lottery agency that we have qualified as a VLT provider in their market, and we expect to place an initial group of 50 test units in this market early in FY '07. We also recently filled in a stand-alone slot platform in a Native American casino in California, where 20 units are currently undergoing a field trial. We expect further installation of this Class III gaming product will be forthcoming, after the successful completion of the field trial. Our revenue diversification efforts continue in steady pursuit of these other opportunities as a high priority for Multimedia, because we believe this strategy offers the best avenue for reducing our reliance on major markets where we have a large focus of revenue, and for returning to revenue growth and to net income growth.

Regarding our CFO search, we are working diligently with our search firm to identify appropriate candidates. Our search has been nationwide in scope, and we have looked at candidates that possess a broad variety of strengths, including, but certainly not limited to, public company experience, financial expertise, and gaming experience and technology experience. As I have stated before, we are focused more on the quality of the candidate recruited than the speed at which we make the appointment. I would also be remiss if I did not add that during this time Randy Cieslewicz has stepped capably into the role of interim CFO, and Shannon Brooks and the entire finance and accounting team have performed admirably under his direction.

Before we open the floor to Q&A, there is one final initiative this company has recently undertaken and I would like to review it with you now. Multimedia recently engaged Bear, Stearns as the company's exclusive financial advisor. As many of you know, we have had a long-standing relationship with Bear, Stearns and in engaging them, we have asked them to assist management and the Board of Directors in identifying and evaluating a wide range of opportunities to enhance shareholder value. Many of you know that Bear, Stearns has an excellent long-term track record of success in working with companies in the gaming sector, and we look forward to working with them to identify opportunities to unlock additional value for our shareholders. Operator, let's turn this over to the floor for questions, please.

QUESTION AND ANSWER SECTION


Operator: Thank you. [Operator Instructions] And we will take our first question from David Katz, CIBC World Markets.

David Katz, CIBC World Markets - Analyst: Good morning, guys.

Clifton Lind, Multimedia Games - President & CEO: Hey, Dave.

David Katz, CIBC World Markets - Analyst: Couple things. I notice in the guidance that you have for next quarter, maintenance cap ex is shooting up. How should we think about that headed into the next fiscal year? Should that be ramping back down? Or is this the new--is this going to be the new normal for maintenance cap ex?

Randy Cieslewicz, Multimedia Games - Interim CFO: Hi, David. Well, David, it's Randy. That has a lot to do with our upgrades that we are rolling out into the field with respect to the new [Reel Time Bingo] 1.2.1 games.

David Katz, CIBC World Markets - Analyst: Yes.

Randy Cieslewicz, Multimedia Games - Interim CFO: I would expect that it is going to vary greatly, that's why we have--we generally say maintenance Cap Ex is anywhere from $4 million to $7 million.

David Katz, CIBC World Markets - Analyst: Yes.

Randy  Cieslewicz,  Multimedia  Games - Interim  CFO: So it really  depends on a
quarter-to-quarter   basis,  but  that  range  is,  I  would  expect  to  remain consistent.

David Katz, CIBC World Markets - Analyst: That $4 million to $7 million range?

Randy Cieslewicz, Multimedia Games - Interim CFO: Right.

David Katz, CIBC World Markets - Analyst: Is what you expect that is still the normal. In the charity market, Clifton, if you could just talk a little bit about what you are seeing trend-wise, and are we seeing some similar economic impact there? And if you could update us on some units that I think you maybe adding in that market this quarter?

Clifton Lind, Multimedia Games - President & CEO: Sure. We will be adding additional units in the charity market this quarter. We believe that that market is impacted by both the return of some gaming options along the Gulf Coast that had been out of the mix since the hurricane, and also by the economic impact of these higher gas prices. We have relatively good data, as we have talked about before, that shows that local spending rates at the local casinos, which in fact we primarily serve in the charity market, react to peaks in gas prices and other economic conditions, and we continue to believe that's the case and is in play today. However, we have been, for the first time in a long time, we are rolling out a new platform and new game themes in the charity market, and the initial response has been very positive, so we are excited about the growth potential for us, not only in the markets that we serve today, but in other jurisdictions, Dave.

David Katz, CIBC World Markets - Analyst: Okay, and then last one and then I'll let someone else have a chance, but in New York State, you discussed the notion of placing some units--is there still being some consideration [given] to potentially extending that contract given that it's ramped up a little bit slower than I think everyone expected, or is this unit placement perhaps in lieu of that?

Clifton Lind, Multimedia Games - President & CEO: Okay. I'm sorry, David. If I gave the impression that Multimedia itself was going to place units on the lottery system, I did not mean to give that interpretation. I meant that the other racetracks were either expanding or finally opening that had been approved for that system.

David Katz, CIBC World Markets - Analyst: Okay. Sorry if I misinterpreted that but...

Clifton Lind, Multimedia Games - President & CEO: I'm so sorry.

David Katz, CIBC World Markets - Analyst: No problem. But in terms of the New York State contract, is there some consideration being given to extending that?

Clifton Lind, Multimedia Games - President & CEO: Well it's...

David Katz, CIBC World Markets - Analyst: During this term.

Clifton Lind, Multimedia Games - President & CEO: Yes, David I think you know there is a--that contract was for an initial term of three years, and at the lottery's discretion it automatically extends for another three years, and so we certainly will be in discussion with the New York Lottery as this system expands to the size that they thought it would be within one year, and will be aggressively working to extend the contract to certainly regain the economic value that we have forgone during this relatively slow rollout of the system. But, as you know, there is an election underway, and we will be working with the existing administration as well as the new administration if there is a new administration, and as you know, there will be at least a new governor in your state. And so one way or the other, we will continue to try to extend that contract and try to as, I said, regain some of the economic value that's been forgone.

David Katz, CIBC World Markets - Analyst: Okay. Thanks very much.

Operator: And we'll go next to Manny Pearlman, Liberation Investments.

Emmanuel Pearlman, Liberation Investments: Hi, Clifton.

Clifton Lind, Multimedia Games - President & CEO: Hey, Manny.

Emmanuel Pearlman, Liberation Investments: I have a couple questions I'd like to address. One is, we got a little bit more color for everybody in regard to the game losses, the net game losses you discussed that happened in June; since then early May, when you updated us on the last call you told us that we had expected machines to be about flat. I want to understand what's exactly happening. I also think we should--given you've now pointed out the difference between the old [RTB] 1.1s and the new [RTB] 1.2s some kind of breakdown about how many of the
1.1 units are currently deployed in Oklahoma versus the 1.2. And then lastly I'd like to ask about Bear, Stearns and the retention; exactly what their mission is that they've been given and who exactly are they going to report to. Are they going to report to a special committee of the Board who can make decisions, or are they going to be reporting directly to you?

Clifton Lind, Multimedia Games - President & CEO: Well, let's see. Taking those questions in order, Manny, we have fewer than 1,000 Reel Time Bingo games deployed on the new platform in Oklahoma, and they're doing very well; not only better than our older Reel Time Bingo games, but also better than some of our other competitors that we're doing better than our older games. So we're very pleased with what we've rolled out there.

The losses in the units, as we said, we expected it to be flat. They were scattered. There were not any significant portion of them taken out of one facility, but a few in a large number of locations and those were related, we believe, primarily to the placement of new stand-alone gaming units in those facilities. And finally, Bear, Stearns has been retained with the very broad vision to help us build shareholder value. They will be reporting to the Board of Directors through me, and as you know, I am a Board member and so all of our communications will be with them. If there is a need at any point in time for them to have private consultations with only the independent members of the Board, I will do what I have always done, always make it possible for them to do so. And we have had that relationship and that communication channel for many years, and find that it has served us well.

Emmanuel Pearlman, Liberation Investments: Well, my comment in regard to that is we at Liberation feel strongly that Bear, Stearns should have--be reporting to a member of the Board directly and not through the CEO, for two reasons in this case, particularly. One is that you clearly have a lot of work to do, as you have pointed out to us today on the call, in regard to the competitive situation in Oklahoma. Two, is we think that that tends to be the best approach for shareholders, as we have seen historically that investment bankers report[ing] directly to a special committee of the Board is the appropriate way to handle something like this and not going through the CEO, so that the Board can hear directly if--what they may have, because there are things that may potentially be conflicts of interest.

Additionally, I would like to get some color on the cost to upgrade to [RTB] 1.2s, versus whether we should not be just going out and purchasing machines from third parties, because you have some, what I would call very valuable real estate in Oklahoma, being that you have development agreements that allow you to place games, and I would like to get an understanding for how you have thought through the internal rate of return about doing one versus the other, because currently it is our understanding that people are paying real money for floor space in locations in Oklahoma, and that we may have a very valuable asset, and it's a question of whether we should be more aggressive in terms of whether we should be using Class III games rather than upgrading our own machines?

Clifton Lind, Multimedia Games - President & CEO: Okay. Thank you for that question, Manny. As I think you heard me report earlier, we are doing a combination of both. Obviously, there are not any other vendors who provide, in our opinion, the quality of Class II gaming platforms or themes that we do, and for the new platform, it is a retrofit. It includes less than $500 worth of hardware, and so we have found that that investment has a very high rate of return based on the acceptance by the players and the increases that we are getting, so it appears to be a very wise investment to retrofit those. We will continue to do that because we are going to continue to offer Class II games to all of our tribes who want them. In addition to that, we have two of our platforms available for stand-alone games, some that we had purchased from an outside vendor. And we have deployed the first of our two stand-alone gaming platforms in Oklahoma, and this fall we will be deploying another one. So I think the right approach--we are following a good approach, which is to provide a mix of games, and that seems to be certain as well...

Emmanuel Pearlman, Liberation Investments: Are there no costs for hardware? You say there's only $500 cost to upgrade the machines. So you are saying, I am sorry, you said $500 for hardware? Is that what you said, or $500 for software?

Clifton Lind, Multimedia Games - President & CEO: The primary addition in a Reel Time Bingo Class II machine is the addition of a half-VGA screen and a harness, and the cost of those two things is less than $500.

Emmanuel Pearlman, Liberation Investments: And that would be the total cost to upgrade the machines?

Clifton Lind, Multimedia Games - President & CEO: If all of the machines are--if all of the CPUs are up to our current production standards, which, as you know, we have a habit of every time we touch a machine, we upgrade the CPU video card as well as upgrade the memory in the CPU, and the chip in the CPU to whatever the current production standard is. And if the CPU is up to the current production standard, that is the total hardware cost for the machine, and so, that has turned out to be a very good investment.

Emmanuel Pearlman, Liberation Investments: Okay. Thank you.

Operator:  And we  will  go  next  to  Nic  Van  Broekhoven,  with  Foyer  Asset
Management.

Nic Van Broekhoven, Foyer Asset Management - Analyst: Yes, hello. I was wondering more about Bear, Stearns. Are you going to update us every quarter, what is going on with that? Or are you just going to, is this kind of an effort to drag out any investor activism that might force you to do something sooner?

Clifton Lind, Multimedia Games - President & CEO: Well, let me say, I am not sure that--I heard two parts of the question. First thing, we will update the market at least every quarter, and any other time that there is anything relevant to update them on, regarding our retention of Bear, Stearns. The second thing is, we are not attempting to drag out anything, and are just as interested in building shareholder value as any other shareholder or any other shareholder group. So we are delighted to hear ideas about how shareholders might think we may build shareholder value, and certainly are not at all reluctant to court, to communicate in a broad, public forum our activities in that regard.

Nic Van Broekhoven, Foyer Asset Management: Okay. I think it was two conference calls ago, that you said that you felt you were at an inflection point. You know, that things were going to look brighter now. Well, this quarter you obviously still are making a loss. So, how would you--how do you feel about that statement now? Do you think the inflection point is really now? This was, like, this is where you see the worst quarter, has just passed? Or do you--how should we think about this?

Clifton Lind, Multimedia Games - President & CEO: Well, it is--what I said before, was what I believed at that time, and I believe that we are at the inflection point again. We are not happy about the rather radical drop in the performance of our games, and we are delighted that in July, that returned to levels that are more appropriate, and let us get back on the track of rebuilding both our revenue and our earnings per day. So yes, between new installations and new markets and a stabilization of the Oklahoma market, we do believe that this last quarter, compared to our guidance giving for this coming quarter, was an inflection point.

Nic Van Broekhoven, Foyer Asset Management: Okay. Thank you.

Operator: And we will go next to Ryan Worst, with Brean Murray.

Ryan Worst, Brean Murray - Analyst: Thanks. Good morning. Randy, just could you clear up the cap ex guidance for the fourth quarter? You gave $11 million to $13 million. Does that include the development agreements? And also, you said that you could purchase up to $5 million of player terminals. Is that also included in the $11 million to $13 million?

Randy Cieslewicz, Multimedia Games - Interim CFO: The $11 million to $13 million does not include the development agreements. The amount for development agreements, we only expect [there] to be about $1.6 million that will be capitalized in this quarter.

Ryan Worst, Brean Murray - Analyst: Okay.

Randy Cieslewicz, Multimedia Games - Interim CFO: And the $11 million to $13 million, we expect, I think I said in my transcript, $4 million to $7 million for the maintenance cap ex, $1.7 million from a contractual player terminal purchase, and then possibly up to an additional $5 million of stand-alone games, so that is where I get the $11 million to $13 million.

Ryan Worst, Brean Murray - Analyst: Okay. Thanks. And then, Clifton, could you potentially talk about WinStar and the impact of a competitor facility on your games at WinStar? And where you are in the process of upgrading to the new platform, your units, at the WinStar facility?

Clifton Lind, Multimedia Games - President & CEO: Sure. Well certainly, as I think most of the market is aware, there was a new bricks and mortar facility that was opened about 40 miles from WinStar, as the crow flies, about the same distance from the Metroplex as WinStar is, just up a different highway, and there is absolutely no question based upon the attendance that that has had an impact on the attendance at a number of facilities surrounding that new facility that was opened, and we believe that is the case for the facility that you mentioned.

Insofar as game conversion, during the month of July, we have changed out nearly 450 games there, and we'll be changing out additional games during the month of August, and so they both--with Reel Time Bingo and stand-alone units we aggressively went in there over a 10-day period and swapped out some games, and we have been very pleased with the improved performance of the new Reel Time Bingo games, as well as the stand-alone games, since we made those changes.

Ryan Worst, Brean Murray - Analyst: Okay. What about traffic to the facility? Has that kind of bounced back after people went in and looked at the new facility?

Clifton Lind, Multimedia Games - President & CEO: Well, we would believe it is based upon our observations and the revenue from our games, but that is really a better question for the management of the facilities.

Ryan Worst, Brean Murray - Analyst: Right. Okay. What about your games surrounding the new facility in Oklahoma City, Riverwind? Are you seeing some cannibalization of your other--of the other games in that market?

Clifton Lind, Multimedia Games - President & CEO: There, as you know, there is a facility within a rock's throw from that particular facility and although during the first week, we didn't see any cannibalization of that particular facility, the tribe that owns the new facility owns that facility and has had a plan for a long time to de-emphasize that older facility, so we expect that over time the number of units in that facility will go down as the tribe focuses its marketing on this new facility. As far as facilities further away, there is no doubt that [during] the first few days of operation that there seemed to be an impact at surrounding facilities, but now players appear to have gone back to playing their home facility after the initial week of operations.

Ryan Worst, Brean Murray - Analyst: Okay. Thanks. And then could you guys just talk about, this is the last question. Randy, you said you were looking into reclassifying some lines on the income statement?

Randy Cieslewicz, Multimedia Games - Interim CFO: Yes, we are currently considering going to a more standard gaming industry presentation on the income statement, which is income from gaming operations and then product sales. That is currently under evaluation right now.

Ryan Worst, Brean Murray - Analyst: Well that sounds like it would provide less detail and it seems like you said in your opening statement that the company's effort is to provide more detail?

Randy Cieslewicz, Multimedia Games - Interim CFO: Well, I said better disclosure, and that would make it more comparable to what the other gaming--I mean again, it's still open--we are still evaluating this, but we are looking at other comparable gaming companies as far as their disclosure on their income statement.

Ryan Worst, Brean Murray - Analyst: Right. All right. Thanks.

Operator: We will go next to Michael Friedman with Noble Financial.

Michael  Friedman,   Noble  Financial  -  Analyst:  Hi,  guys.  Couple  of  just housekeeping items. Did I miss it? Is there the diluted share count at the end of the third quarter on the sheet?

Randy  Cieslewicz,  Multimedia Games - Interim CFO: There is not a diluted share
count  on  the   reconciliation,   but  primarily  because  well,  in  the  loss
calculation, the dilution does not...

Michael Friedman, Noble Financial - Analyst: Is the common there? I just didn't see it. I missed it, unless it's...

Randy Cieslewicz, Multimedia Games - Interim CFO: We didn't...

Michael Friedman, Noble Financial - Analyst: Can I get that number real fast?

Randy Cieslewicz, Multimedia Games - Interim CFO: I can tell you--I can tell you what the number is, just give me one second here. Roughly $27 million to $29 million, but let me give you the exact number.

Michael Friedman, Noble Financial - Analyst: While you are looking it up, I just had a couple of quick questions also on how much you spent in cap ex? And if you can give us a sense of the loss per share from New York? We get a better idea of how much--I mean I think it's--I don't think it's very significant, but just to verify that?

Randy Cieslewicz, Multimedia Games - Interim CFO: Yes, the cap ex for the current quarter, we have spent about $4.4 million on the Class III units that we bought, the stand-alone games, and then about $5.2 million in maintenance cap ex. We spent about $1.9 million in licenses, which gets you up to a total $11.5 million for the quarter, for Q3. With respect to New York, we still saw an impact of about 2 cents a share in New York for this past quarter.

Michael Friedman, Noble Financial - Analyst:Okay. Great. And then the share count?

Randy Cieslewicz, Multimedia Games - Interim CFO: I'm sorry. Share count, back to the share count. Diluted share count is 29,388,376 and basic is 27,210,798.

Michael Friedman, Noble Financial - Analyst: Great. Thank you.

Randy Cieslewicz, Multimedia Games - Interim CFO: You are welcome.

Operator: And we will go next to David Vas with Banc of America.

David Vas, Banc of America - Analyst: Hey, guys.

Randy Cieslewicz, Multimedia Games - Interim CFO: Hi.

David Vas, Banc of America - Analyst: Wondering if you could answer how much latitude you have in Oklahoma to offer Class III versus Class II at facilities where you have contracts?

Clifton Lind, Multimedia Games - President & CEO: David, another change that has happened over the recent few months is that our major customers have agreed to give us complete latitude in the mix of games that we are offering, so long as we continue to be willing to offer at least some Class II games. The change is that our customers now readily recognize that it's unfair to compare the performance of standard-sequence bingo games with the performance of stand-alone games, and so we will probably be ratcheting down the mix of Class II games that we are offering in most of the facilities.

David Vas, Banc of America - Analyst: Do you have a product that has been submitted that's new? Whether it's home-grown or licensed for Class III? Other than stuff that you are buying?

Clifton Lind, Multimedia Games - President & CEO: Absolutely. We have a large number of themes and two other platforms in the gaming laboratory, and expect all of those to be rolling out one of the platforms within the next 90 days, and another platform shortly thereafter, and we have a large group of themes already implemented for both of those platforms.

David Vas, Banc of America - Analyst: Okay. Clifton do you mind separating out for us a little bit better revenue and/or EBITDA geographically?

Clifton Lind, Multimedia Games - President & CEO: Yes, let me get Randy to do that for us.

Randy Cieslewicz, Multimedia Games - Interim CFO: I don't know if I have that detail here in front of me, but what are you specifically talking about revenue? I can tell you the revenue numbers if you're looking for percentages or actually dollar figures.

David Vas, Banc of America - Analyst: Okay, sure maybe Oklahoma compact revenue, New York lottery revenue. Sweepstakes revenue.

Clifton Lind, Multimedia Games - President & CEO: Probably ought to get back with you and anyone else who's interested with that offline, I don't think we have that breakdown right here, Randy do we?

Randy Cieslewicz, Multimedia Games - Interim CFO: I can flip to it, just give me a minute here. The sweepstakes revenue was just north of $1 million.

David Vas, Banc of America - Analyst: Okay.

Randy Cieslewicz, Multimedia Games - Interim CFO: New York revenue was approximately $700,000, and compact [games] revenue was about $2.5 million.

David Vas, Banc of America - Analyst: Okay, in terms of the investment bank that you've hired, would you consider them to be doing an active or a passive exploration of shareholder value? In other words, are they out there possibly soliciting interest or are they waiting for things to come in to evaluate?

Clifton Lind, Multimedia Games - President & CEO: We have asked them to provide us the very broad level of services in that regard. I do not think that I'd classify it as inactive in any way, but there has not been a decision as to the course that maximizes or optimizes or releases shareholder value right now, and so they are not pursuing any single-minded approach but all potential analysis of any opportunities, which may include a large number of opportunities or none, David, so there is no single mission in mind right now, so I will say that they are actively engaged, but they are not in my opinion focused at this point in time on any particular course.

David Vas, Banc of America - Analyst: At what point would you think that you would have a little bit more clarity as to what their exact mission is, then?

Clifton Lind, Multimedia Games - President & CEO: Well they will be meeting with the Board of Directors each and every month at least, and we will be talking more frequently than that, so as I've said before, if and when there is something that should be more broadly disseminated, well, we will have broad public disclosure of any activities that merit that.

David Vas, Banc of America - Analyst: Okay, last thing before I--well, actually, last two things. Are there any change-of-control provisions in any of your contracts that would possibly cause for different things?

Clifton Lind, Multimedia Games - President & CEO: Yes, virtually all of them had change-of-control provisions in them.

David Vas, Banc of America - Analyst: Can you elaborate any more on that?

Clifton Lind, Multimedia Games - President & CEO: You mean give you a firm count--certainly all of the contracts that we have with public entities have change-of-control provisions in them and many of the contracts that we have in Native American relationships have change-of-control provisions in them. That's about as much detail as I can go into.

David Vas, Banc of America - Analyst: Okay, meaning that they can be renegotiated or terminated. How should we think about that?

Clifton Lind, Multimedia Games - President & CEO: Well they're all different, but that is, in general, anybody that has a change-of-control provision gets another look. So the options that they have vary. Because we are licensed by each and every entity that is, we do business with, all of the licensing applications and permits and actual licenses also have change-of-control provisions in them.

David Vas, Banc of America - Analyst: Got you, okay. Last thing. How many games do you have right now in the pool that are being depreciated versus ones that are actually out in the field and/or can you split out your depreciation by what's in the field and what's not in the field?

Randy Cieslewicz, Multimedia Games - Interim CFO: Okay, we've got 3,200 that are either depreciated or fully depreciated. Actually, of the 3,200, 2,200 are fully depreciated. We have another 574 that are ready to deploy in our original pool. We have a total of about 3,800; that doesn't include the new Class III cabinets that we just bought, and we've got some unfinished terminals, player terminals from our OEM provider, about 1,200.

David Vas, Banc of America - Analyst: Okay, great, thanks.

Operator: And we'll take a follow-up from Manny Pearlman with Liberation Investments.

Emmanuel Pearlman, Liberation Investments: Yes, Randy, could you give us a little more color again. I was wanting to follow up on a response that you had to one of the other shareholders in regard to possibly reformatting the income statement, because we would be extremely concerned if the amount of disclosure would be going down and not up and even though it may put you more in line with other gaming companies, there are few other gaming companies that operate in the kind ofsegments that you do and we would certainly expect, even if you were to adopt that, that you would have supplemental disclosure for us as shareholders and owners of your business that would allow us to properly evaluate the company. So maybe you could explain a little bit further about what's being considered?

Randy Cieslewicz, Multimedia Games - Interim CFO: Well, we would obviously, even now, in our 10-Q, we explained all the revenue lines. Nothing would change from a disclosure standpoint. You'd still get the major components of all the revenues. It would just strictly be a presentation on the face of the income statement. So I don't think if you're worried about not getting information, this is the same level of detail you're getting in the Q now, you would continue to get. It's just a matter of presentation on income statement and how it would roll up into gaming operations or product sales. And of course that, again that's why I brought it up and I will, obviously I will take all the investors' concerns and we haven't made a commitment to do it one way or the other. We will evaluate this and I think I'm willing to hear any investor concerns about that and we'll consider it.

Emmanuel Pearlman, Liberation Investments: I would just state that we, at Liberation, the more disclosure the company gives its owners to able to allow them to evaluate the company's business, especially in one that operates in many different markets, the better it is for all shareholders and I believe the better it is for the capital markets to better understand your business. So what may have to be adopted under accounting rules, I can't tell you, I'm not that expert, but if there is a change on the income statement presentation, we would be extremely distressed if the level of disclosure that the company currently gives does not stay at least the same, and we would [be] hopeful, now that Clifton has brought up many issues in regard to Oklahoma, and if the Class II gains versus the Class III, that perhaps the company can now start to give more disclosure to us as owners of the business in regard to a breakdown more in the Oklahoma market about where our revenues are coming from.

Randy Cieslewicz, Multimedia Games - Interim CFO: All right. When you read the Q tomorrow then we can have a discussion about it. I mean, the details that are in the Q will not change. So if you think the disclosure in the Q needs to improve, then I'd be willing to change...

Emmanuel Pearlman, Liberation Investments: Great. Well we look forward to reading the 10-Q tomorrow.

Randy Cieslewicz, Multimedia Games - Interim CFO: Okay.

Emmanuel Pearlman, Liberation Investments: I love reading 10-Qs.

Randy Cieslewicz, Multimedia Games - Interim CFO: Okay. We will see you tomorrow.

Emmanuel Pearlman, Liberation Investments: Thank you.

Operator: And we'll go next to David Katz, CIBC World Markets.

David Katz, CIBC World Markets - Analyst: Just one last quick one on the CFO search that's going on. And I know--I heard your comments earlier, Clifton. Is there--can we--can you help us set our expectations in terms of timing? Is the end of the year reasonable? Sooner than that?

Clifton Lind, Multimedia Games - President & CEO: Well I think Randy will be brokenhearted if it's not sooner than that, and we're moving with all due diligence and it is something that we're actively working on and are reviewing candidates as we speak. And so I'd certainly--anything is possible, David, I will not say that I can't imagine that it will go on that long, but the Board, Randy and I will all be greatly disappointed if it has not been productive long before that. So...

David Katz, CIBC World Markets - Analyst: Is reviewing your sort of capital structure part of what--within the confines of what Bear, Stearns will be considering for you?

Clifton Lind, Multimedia Games - President & CEO: Yes. They have been given a broad palette of options to look at and they have given us a broad palette of options to look at. So there's not anything that's off the table, including that.

David Katz, CIBC World Markets - Analyst: Thanks very much.

Clifton Lind, Multimedia Games - President & CEO: Thank you.

Operator: We'll go next to Scott Kimball, GLG.

Scott Kimball, GLG Partners - Analyst: Hey guys.

Clifton Lind, Multimedia Games - President & CEO: Hi.

Scott Kimball, GLG Partners - Analyst: Given what you said earlier in terms of you believe this quarter is the inflection point, why not buy back stock? And why hasn't management been buying back stock down at these levels?

Randy Cieslewicz, Multimedia Games - Interim CFO: Well, primarily because we just funded the Oklahoma City project; we put a substantial amount of cash into that, which has just been completed. So that's the primary reason why we haven't been buying back...

Scott Kimball, GLG Partners - Analyst: So can we expect to see a share buyback with cash going forward?

Clifton Lind, Multimedia Games - President & CEO: Well I think, Scott, the way to look at that is we certainly, now have the option of getting back into the market, and we have a large number of shares, that Randy and I have the discretion to go in and buy. We review that with the Board at every Board meeting. Our cash position and our intended uses of the cash and we certainly have the buy-back program on the table, and so that is certainly an option that our Board will be considering and we certainly feel that we should continue to look at that as an important option as far as the use of our cash. As you know, we recently redid our bank lines, and we're well within all of our covenants under those new arrangements, and so we will be looking at that very carefully.

Insofar as management is concerned, you and I have had a discussion of this before. Basically, our folks are dedicated to this company and have a belief in this company. But most of our management team is not independently wealthy, and they do not have a large pool of available cash to be buying stock, so I would not be expecting to see management, meaning--let's separate me from the rest of the group when I speak, I wouldn't expect my other executives to be jumping into the market, because they just don't necessarily have resources available to do that, but don't rule out the purchase of stock by me or others in the company.

Randy Cieslewicz, Multimedia Games - Interim CFO: And also, I would say of course, evaluating our balance sheet, that is what Bear, Stearns is going to be doing for us, so I think we will listen to their advice.

Scott Kimball, GLG Partners - Analyst: What other alternatives could be more compelling than buying back your stock at $8.40? I mean investing in Oklahoma and other markets in the U.S., the Wall Street is never going to give you guys a multiple.

Clifton Lind, Multimedia Games - President & CEO: I didn't say...

Scott Kimball, GLG Partners - Analyst: [overlapping speakers] your stock.

Clifton Lind, Multimedia Games - President & CEO: Yes, and I think the answer to the question is there may not be any other investments that are more compelling.

Scott Kimball, GLG Partners - Analyst: Well, I agree with that.

Clifton Lind, Multimedia Games - President & CEO: So...

Scott Kimball, GLG Partners - Analyst: And then the second comment, I mean I don't think you guys need to hire Bear, Stearns to figure out your stock is cheap and you need to buy it back, so if you hired them for that reason, you could have asked any shareholder.

Clifton Lind, Multimedia Games - President & CEO: No, no, no, I don't think Randy meant that, I think--obviously, one of the options for them is to recommend that they put together some financing to facilitate doing that, but Randy is absolutely correct, our Board and management will listen to Bear, Stearns' advice. That is why we have formalized our agreement with them, so we are not going to disregard their advice. We are going to listen to it and that certainly is one of the avenues that they are exploring.

Scott Kimball, GLG Partners - Analyst: And then lastly, can you guys talk about Mexico? Reading from your press release it looks like--are there ten facilities that are going to be opened by May of 2007?

Clifton Lind, Multimedia Games - President & CEO: Actually, thought it was going to be 11, but I will--

Randy Cieslewicz, Multimedia Games - Interim CFO: 10.

Clifton Lind, Multimedia Games - President & CEO: It's 10? Randy says 10. He has got the list.

Scott Kimball, GLG Partners - Analyst: Is that a change from previous expectations?

Clifton Lind, Multimedia Games - President & CEO: Let me say that by mutual agreement with our customer, we have agreed to adopt their public expectations in this regard and that is their schedule that they have published publicly, and so that will be our expectation. We stand prepared if they accelerate that to meet that, but for our internal purposes, we are now using their public statements as a guide to what our expectations are.

Scott Kimball, GLG Partners - Analyst: Okay. Thanks.

Operator: And we will go next to Justin Orlando with Dolphin Management.

Justin Orlando, Dolphin Management - Analyst: Thank you, Clifton. I just wanted to ask you quickly, back on Bear, Stearns for a second, what is your expected timeline for the Bear, Stearns process? Do you have a termination date in mind where something has to happen?

Clifton Lind, Multimedia Games - President & CEO: It is a long-term agreement, and so there are certainly no short-term expectations, but there are no limits on short-term activity whatsoever. But normally, one of these agreements covers a longer duration, as this one does, so I think this one--I would consider this a standard-term engagement for an investment bank.

Justin Orlando, Dolphin Management - Analyst: Yes, and I guess I was less worried about the contract and more worried about--more concerned about your perception of the timing for some results to come out of this process that you have hired them [for].

Clifton Lind, Multimedia Games - President & CEO: Well, the results for the advisory services, the activities are already underway and we have, neither the Board, nor Bear, Stearns have any particular expectation about results other than their ongoing advisory services, so it is hard for me to put a time frame on any expectations.

Justin Orlando, Dolphin Management - Analyst: Do you have people in your office already tasked with putting together a set of materials to help Bear, Stearns in talking with potential partners or acquirers et cetera?

Clifton Lind, Multimedia Games - President & CEO: As you may or may not know, our relationship with Bear, Stearns goes back to 1997, and they have had the materials on our company since 1997, including some rather thorough sets of documentation that have been put together on numerous occasions. We have been continuously refreshing the data that Bear, Stearns has, and they have current up-to-date data that they have from our normal relationship.

Justin Orlando, Dolphin Management - Analyst: So, what that implies to me is that if you were going to put a book together to solicit offers to buy the company, that would not be a month-long process. That is something that could happen very quickly?

Clifton Lind, Multimedia Games - President & CEO: Well, I would not draw that conclusion. First, there is not necessarily, have we even gotten to the point that we would have concluded that entertaining offers about the company is what Bear, Stearns' recommendation is going to be. Let me say that they have a world of data that has been available to them, and they will continue to collect additional data as they work with management and the Board to understand what the opportunities are and what options lie ahead.

Justin Orlando, Dolphin Management - Analyst: Okay, and then on Mexico. I just want to maybe try to tie you down to answer that last question. Have you changed your projections positively or negatively on Mexico in the past quarter? Maybe you can just help us with that a little bit and give us some color around the changes? And, you know, how excited you are [overlapping speakers]

Clifton Lind, Multimedia Games - President & CEO: To repeat what I said, our installation goals are now consistent, and our internal forecasts are now consistent with our customer's published public disclosure of what their plans are, and so we had been asked to be prepared to meet their needs on a more aggressive schedule than is currently published, but that is now our internal forecast of what the installations will be and that is the pace at which we will be manufacturing units to meet their needs. We stand ready and have the capability of supporting a more aggressive installation, but their public disclosure is what we are now using as both our internal and external guide to be prepared to meet and support.

Justin Orlando, Dolphin Management - Analyst: I think I understand what you are saying and I appreciate that. And, lastly, you know, at 3.5 times forward EBITDA, I would echo what some of the other shareholders have said to you on the phone, which is you certainly don't need Bear, Stearns to figure out this stock is incredibly cheap, and I know you believe that the stock price is not in the right place based on what the company is doing, or at least when I spoke to you in the past, you've given me that impression. I don't want to put words in your mouth. I think it's quite time to buy back stock here and let the market know that the management team believes that this company's stock price is mispriced.

Clifton Lind, Multimedia Games - President & CEO: I don't think you have misrepresented my position in the past or my position today, and certainly our Board of Directors is keenly aware of the low multiple and are keenly aware of the option of getting back into the market, and the management is keenly aware of that as well. So, I think we're all on the same page here. As others have pointed out, that while I am always very vocal about my opinion and my position on the Board, I have a great deal of respect for our independent Board of Directors, and they are very active in the policy-setting process of the business. We review that and other strategic opportunities at every meeting. Certainly, they are aware of all the issues that are being addressed on this conference call, both before and as a result of this conference call, and management will make sure that they understand that you keenly feel that that is an option, as others have expressed as well.

Justin Orlando, Dolphin Management - Analyst: Thank you, Clifton. I look forward to hearing your updates on the Bear, Stearns process on the company. Thanks.

Clifton Lind, Multimedia Games - President & CEO: Thank you so much.

Operator: We'll go next to Adam France with Keane Capital.

Adam France, Keane Capital - Analyst: Hey, Clifton, could you--and perhaps this is a basic question--but when you look at these stand-alone machines that you're competing against, what are they doing better than you guys? I guess that's the simplest way I can ask the question.

Clifton Lind, Multimedia Games - President & CEO: Well look, we believe that our forte has been in the past in linked interactive player-against-player gaming, and what stand-alone gaming do better than that is they don't rely on a network and building quorums in order to conduct games. The stand-alone games conduct the game internal to the machine, and therefore, the communication needs are far less sensitive than for player-against-player linked interactive games.

They also appear to be remarkably similar to slot machines that the player might see in other markets, and many of the players are frustrated slot machine players who would prefer to be playing slot machines, and some of these instant-bingo games appear to be almost identical to slot machines. As you know, [in] our bingo games, the flash board and the bingo card have a very prominent position on the display surface, with generally about one third of the display surface being devoted to the bingo card and the flash board, so it is painfully obvious to a player that they're playing a bingo game and not a pseudo-slot machine. There are just lots of folks who wish they were in Las Vegas instead of in a local gaming establishment, and would prefer to be playing a slot machine rather than a bingo game. So that is the largest distinction, so our new product offerings, since it has now become possible to play these instant bingo games without having a bingo card or a flash board on the screen, our Class III offerings removed those from the screen, and fully comply with the regulations in the cases, where necessary, to have them available. In other interpretations, the bingo card and the bingo pattern is not even required to be available, and so we are making adjustments so that our player stations will appear to be more slot-like, while still consistent with the gaming regulations in the jurisdictions where we play.

Adam France, Keane Capital - Analyst: Okay. And, Clifton, just a follow-up question there. Are there any signs of life of actual enforcement in Oklahoma? Or is it more of the same, versus what you saw three months ago?

Clifton Lind, Multimedia Games - President & CEO: Well, with all due respect for my tribal gaming commissioners, I think that they do the normal, thorough job that they do in evaluating game offerings from vendors, and so they are the primary level of evaluation of which games are legal. And, it has always been our position that we support, you know, our customers and their interpretation of what is best for their tribes, and what games fall under the compact. Some of those games we can offer, some of the games we cannot, and so I would first like to say that I respect the operations of all of the tribal gaming commissions that we have the honor of dealing with.

Beyond that, the state is relying, as they have committed to do, on the tribal gaming commissions to be the primary interpreters of what is available. And, they are allowing broad latitude to the tribes, with the support of the gaming labs, and so I think as long as the tribes do their job of doing their own internal evaluation, and as they get opinions from gaming laboratories, I think that the state is going to be satisfied with those activities, and it is not going to undertake any independent interpretation of whether games are compliant with the compact or not. And so, my view is that the level of tribal regulation and gaming laboratory interpretation will be the extent of what we are going to see here in the future, and that the current level of state oversight is the level of state activity that we will see for the foreseeable future.

Adam France, Keane Capital - Analyst: Okay. So, at the end of the day, Clifton, it sounds like you are now able to perhaps take the proverbial gloves off, and compete on a more apples-to-apples basis with the folks in the gray market, per se?

Clifton Lind, Multimedia Games - President & CEO: Well, let me say that there are now stand-alone options that we are offering, and our tribes have now given us wide latitude to remove bingo games and replace them with instant bingo games, or bonanza bingo games, or other offerings that are more slot-like. And I am pleased and excited about the fact that I think this last quarter, we saw more conversions to those games that are Class III games than we have in any other previous quarter. That has continued in the quarter that we are in, and so we have said for a number of years that we wanted to wait for the day that we could be offering one-touch stand-alone gaming, and I think that that time has come as is evidenced by the large number of machines that we converted last quarter and are in the process of converting this quarter. So it is certainly true that many of the tribes will continue to offer Class II games, even Class II standard-sequence games like we offer, but it is my opinion that by the end of the first calendar quarter of next year, that the majority of the games that we will be offering in Oklahoma will be stand-alone games or other games that are qualified as Class III games under the compact.

Adam France, Keane Capital - Analyst: Okay, very good thank you for your time.

Clifton Lind, Multimedia Games - President & CEO: Thank you.

Operator: We'll go next to Marc Andersen, Axial Capital.

Marc Andersen, Axial Capital - Analyst: Yes, you've given some color on the game situation, the installment situation in Oklahoma, I was wondering if you could also talk a little bit about the situation in California on a unit basis?

Clifton Lind, Multimedia Games - President & CEO: I think in California on a per--go ahead, Randy, why don't you give the numbers and then I'll...

Randy Cieslewicz, Multimedia Games - Interim CFO: Well we had a net install of 20 units in California in the quarter.

Clifton Lind, Multimedia Games - President & CEO: So we actually picked up, our published numbers show that we actually picked up numbers in California and we're excited about the future of Class II gaming in California, once again we think it's entered into a realm where we will be adding machines. We have offered our first new game themes in a long time in California in the last quarter, at the very end of the last quarter, and they were very well received and as in other markets we are in the process of changing out the game themes and certain gaming platforms in California as rapidly as we can run them back through the factory. And so we're very excited about the potential of both placing other units and driving hold per day up in that market.

Marc Andersen, Axial Capital - Analyst: Thanks.

Operator: We'll go next to Ryan Worst, Brean Murray.

Ryan Worst, Brean Murray - Analyst: Thanks. Just a quick question, can you provide some detail on the player station sales in the quarter? $1.8 million?

Clifton Lind, Multimedia Games - President & CEO: Oh it was just--periodically in Washington State, we have a customer who is interested in purchasing additional player stations, and that was a sale of additional player stations to one of our customers in Washington.

Ryan Worst, Brean Murray - Analyst: All right, thanks.

Clifton Lind, Multimedia Games - President & CEO: Thank you.

Operator: We'll go next to David Vas, Banc of America.

David Vas, Banc of America - Analyst: Hi, just a couple numbers stuff, guys, on Riverwind, can you give us the split of your games in terms of Class III versus Class II?

Randy Cieslewicz, Multimedia Games - Interim CFO: Yes, right now it's about 700+ Class II and about 160, I believe, Class III.

David Vas, Banc of America - Analyst: Okay, and Randy, last thing, R&D break out from SG&A?

Randy Cieslewicz, Multimedia Games - Interim CFO: $4.2 million I believe? Hold on a second. I'm sorry, Q3, $4.6 million.

David Vas, Banc of America - Analyst: Okay, thanks.

Operator: And at this time, that concludes the question-and-answer session, I'd like to turn it back to Mr. Lind for any additional or closing remarks.

Clifton Lind, Multimedia Games - President & CEO

Thank you, operator, and thanks to everyone on the call for their continued interest in Multimedia Games. We've obviously given you a lot of new information to digest this morning, some that points out the obvious challenges that we are experiencing in one of our major markets, some that I hope clearly illustrate the continued growth opportunities that Multimedia has, and the commitment the management has to execute against these opportunities. We appreciate all of our shareholders' interest and have a unified goal in trying to build shareholder value, and will be devoting considerable energies to that. So at this time, let me thank you for being on the call, and if you have any follow-up questions give Randy or me a call and we look forward to visiting with you. Thanks, operator.

Operator: Once again, ladies and gentlemen, this does conclude today's call. We thank you for your participation and you may disconnect at this time.